Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”), is entered into as of the 6th day of October, 2022 (“Effective Date”), by and among (each, a “Party” and collectively, the “Parties”):

●	MY SIZE INC., a company established under the laws of Delaware (United States), with registered address at 4 Hayarden Street, POB 1026, Airport City, Israel, 701000, holder of Spanish Tax I.D. number N0253763G and registered within the Commercial Register of Delaware under the number 510394637 (the “Purchaser”).

Intervenes represented in this act by Mr. Ronen Luzon, of legal age, Israeli citizen, with address for these purposes at 4 Hayarden Street, POB 1026, Airport City, Israel, 701000, and holder of Israeli passport number [***] and Spanish Foreigner Identification Number (“N.I.E.”) [***], in his capacity as Chief Executive Officer of the referred company.

●	BORJA CEMBRERO SARALEGUI, of legal age, Spanish citizen, with address for these purposes at [***], and holder of Spanish passport number [***] and Spanish I.D. number [***] (“Borja”).

In his own name and behalf.

●	ARITZ TORRE GARCIA, of legal age, Spanish citizen, with address for these purposes at [***], holder of Spanish passport number [***] and Spanish I.D. number [***] (“Aritz”).

In his own name and behalf.

●	WHITEHOLE, S.L., a company incorporated under the laws of Spain, with registered address at Bilbao (Bizkaia), Plaza Euskadi 5, “Torre Iberdrola”, 20º, modulo 3, holder of Tax I.D. number B95482402 and registered within the Commercial Register of Bizkaia under Volume 4855, Sheet 10, Page BI-49792, 1st Entry (“Whitehole”)

Intervenes represented in this act by Mr. Galo Álvarez Goicoechea, of legal age, Spanish citizen, with address for these purposes at [***], and holder of Spanish I.D. number [***], in his capacity as Attorney of the referred company.

●	TWINBEL, S.L., a company incorporated under the laws of Spain, with registered address at Bilbao (Bizkaia), calle Ibáñez de Bilbao 3, 6º-3, holder of Tax I.D. number B48270748 and registered within de Commercial Register of Bizkaia under Volume 2092, Sheet 195, Page BI-43939, 4th Entry (“Twinbel”).

Intervenes in this act represented by Mr. Juan Garavilla Legarra, of legal age, Spanish citizen, with address for these purposes at [***], and holder of Spanish I.D. number [***], in his capacity as Sole Director of the referred company.

●	EGI ACCELERATION, S.L., a company incorporated under the laws of Spain, with registered address at Barcelona, calle Consell de Cent 472 bis, entreplanta 2, holder of Tax I.D. number B67398719 and registered within the Commercial Register of Barcelona under Volume 46826, Sheet 85, Page BI- 532191, 1st Entry (“EGI”).

Intervenes in this act represented by Mr. Borja Cembrero Saralegui, Spanish citizen, with address for these purposes at [***], and holder of Spanish passport number [***] and Spanish I.D. number [***], in his capacity as Attorney of the referred company.

Each of Borja, Aritz, Whitehole, Twinbel and EGI shall be referred to as a “Seller” and collectively, as the “Sellers”).

WHEREAS,	Naiz Bespoke Technologies, S.L., limited liability company, incorporated under the laws of Spain, with address for these purposes at Donostia – San Sebastián (Gipuzkoa), Paseo Mikeletegi 89, holder of Spanish Tax I.D. number B75171066 and registered within the Commercial Register of Gipuzkoa under Volume 2782, Sheet 176, Page SS-39288, 1st Entry (the “Company”) is engaged in a fashion tech business enabling users, inter alia, to improve their experience and determine their size when shopping on the Internet (the “Business”);

WHEREAS,	as of the Effective Date, the share capital of the Company is divided into 15,153 ordinary shares representing 100% of the issued and outstanding equity interest in the Company on a fully diluted basis.

WHEREAS,	as of the Effective Date, the Sellers are the sole owners of 12,346 ordinary shares representing 81.47% of the issued and outstanding equity interest in the Company on a fully diluted basis, as reflected in Schedule I (“Current Shares”).

WHEREAS,	the aim of the Sellers is to acquire, prior to Closing, the remaining 2,807 ordinary shares of the Company currently owned by Mr. Luis Martin-Santos García (“Luis”), become the full owners of all the issued and outstanding shares of the Company and execute several transfers of shares between them on or before the Closing Date, so the distribution of the entire issued and outstanding shares of the Company between the Sellers on the Closing Date is the one reflected in Schedule II (the “Sold Shares”);

WHEREAS,	- subject to the fulfilment of the Closing Conditions and the execution of the Closing Deliverables - the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all the rights, title and interests in the Sold Shares, so that further to such sale and purchase the Purchaser shall become the sole holder and owner of all of the Sold Shares, all subject to the terms and conditions set forth herein (“Transaction”); and

WHEREAS,	on the Closing Date, each Seller shall execute and deliver to the Purchaser a Lock-up Agreement and a Voting Agreement, and the Company and the Key Persons shall execute the Employment Agreement and the Services Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	INTERPRETATION

1.1	The recitals, schedules and exhibits hereto are an integral part hereof.

1.2	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

1.3	Capitalized terms herein shall have the meaning ascribed thereto below:

“Business Plan”	-	The Company’s business plan attached hereto as Schedule III.

“Finally Determined”	-	Means:

		(i)	agreed in writing between the Purchaser and the Sellers;

		(ii)	determined by a court of competent jurisdiction and no right of appeal lies in respect of such determination whether by passage of time or otherwise.

“Good Reason”			shall mean, with regard to each Key Person:

		(i)	a material reduction in their consulting fees or salary or other material benefit (other than reduction that is evenly applied to substantially all management employees of the Company or consultants acting in such senior roles) or a job or position downgrade, without the Key Person’s consent;

		(ii)	a collective or objective dismissal (as defined in the applicable Legal Requirements);

		(iii)	any material breach by the Company of the terms of the services agreement of the Key Person, that if curable, is not cured within 30 days from the time of delivery by the Key Person to the Company a written demand to cure such breach;

		(iv)	death or permanent disability (as defined under applicable Legal Requirement) of the Key Person.

“Holding Percentage”	-		Such holding percentage of each Seller in the Company immediately prior to Closing, as further detailed in Schedule II.

“Interim Period”			Means the period commencing on the Effective Date and expiring on the Closing Date.

“Key Persons”	-		Each of Borja and Aritz.

“Legal Requirement”	-		means any Spanish or foreign, local, municipal, state, federal, national, international, European Union or other law, statute, regulation, directive, constitution, treaty, convention, standard, ordinance, code, rule, resolution, order (including any applicable collective bargaining agreement), writ, injunction, judgment, decree, ruling, binding administrative guideline, stipulation or guidance, determination, request, award (including any qualification, criterion, requirement or condition promulgated, stipulated or set forth in any governmental grant or in any certificate of approval or for, or undertaking in respect of, any governmental grant), of any court, tribunal, arbitrator or any governmental, legislative or judicial authority of any nature, or other similar requirement, license, permit, franchise, consent or approval enacted, adopted, promulgated, issued or applied thereby.

“Liens”	-		any liens, encumbrances, charges, pledge, security interests, past present and future claims, levies, restrictions, options, warrants, rights of first refusal, co-sale rights, tag-along rights, pre-emption rights, or any other third party rights and or any other limitation (including any lockup restriction).

“Long Stop Date”	-		Means October 11, 2022.

“Material Adverse Effect”	-		means (a) the termination of the services or the employment agreement of any of the Key Persons with the Company or if any of them expresses an intention to terminate his employment or services with the Company or to decline to accept employment or engagement with the Company, (b) any change, event, effect, claim, circumstance or matter (each, an “Effect”) (considered together with all other “Effects”) that may allow the financial institutions to accelerate the maturity of their financing agreements executed with the Company, or that may allow any third party terminating any of the Material Contracts of the Company, (c) if a third party commences or threatens to commence any Legal Proceeding challenging the Transaction (including the issuance of the Equity Consideration), (d) any other Effects that are, or could reasonably be expected to be or to become, materially adverse to the business, condition, operations, results of operations or financial performance of Company taken as a whole, in a way similar to the situations described in (a), (b) and (c); or (e) the ability of any Seller to perform any of its material covenants or obligations under this Agreement or under any other instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement.

“Revenue”	-		shall mean the Company’s revenues (according to Spanish GAAP) generated by the Business, during the applicable Reviewed Period, as determined by the Company’s financial statements for the relevant Reviewed Period, prepared according to Spanish GAAP, and excluding any revenues outside the ordinary course of Business of the Company (including, without limitation, for the avoidance of doubt any loan proceeds or investment amounts).

“Reviewed Period(s)”	-		shall mean the following review periods:

		(i)	January 1, 2022 – December 31, 2022 (“Reviewed Period 1”);

		(ii)	January 1, 2023 – June 30, 2023 (“Reviewed Period 2”);

		(iii)	July 1, 2023 – December 31, 2023 (“Reviewed Period 3”);

		(iv)	January 1, 2024 – December 31, 2024 (“Reviewed Period 4”); and

		(v)	January 1 2025 – December 31, 2025 (“Reviewed Period 5”).

“Purchaser´s Group”	-		the Purchaser and, generally, any other company belonging to the group of the Purchaser within the meaning of article 18 of the Spanish Capital Companies Law (Ley de Sociedades de Capital), and any reference to “a member of the Purchaser’s Group” shall be construed accordingly;

“Target Revenue”	-		shall mean the relevant target revenue set forth in the Business Plan, for each Reviewed Period.

“Tax”	-		means any and all taxes, charges, fees, levies, imposts, duties, tariffs, customs, deductions or other assessments of any kind whatsoever, (including VAT and taxes concerning, sales, income, capital gains, import, export, property, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, assessments) and all linkage differentials, interest thereon, penalties with respect thereto, fines imposed by or payable to any state, local, or foreign tax authority and together with any interest, linkage, and any penalties, fines or additions thereto.

“Transaction Documents”	-		This Agreement and all exhibit, annexes, schedules and ancillary document hereto and thereto, including (without limitation) the Lock Up Agreement, the Employment Agreement, Services Agreement and the Voting Agreement.

2.	TRANSACTION

2.1	Subject to the terms and conditions hereof, at the Closing (as defined below), the Purchaser agrees to purchase from the Sellers and the Sellers agree to sell, transfer, assign, convey and deliver to the Purchaser, all of the Sellers’ rights, title and interests in the Sold Shares (including all rights attached or accrued to such Sold Shares) indicated opposite each Seller’s name in Schedule II, free and clear of Liens.

2.2	In consideration for the Sold Shares, the Purchaser shall pay the Sellers the following consideration:

2.2.1	6,000,000 restricted shares of common stock of the Purchaser (“Equity Consideration”), representing in the aggregate, immediately prior to the issuance of such shares at Closing, not more than 19.9% of the issued and outstanding shares of common stock of the Purchaser; and

2.2.2	Up to USD 2,050,000 in cash (“Cash Consideration”), subject to the conditions set forth below.

2.3	In the event that the actual value of the Equity Consideration (based on the average closing price of such shares on the Nasdaq over the 10 trading days prior to Closing) is less than USD 1,650,000, the shortfall value (the “Shortfall Value”) shall be paid by the Purchaser in cash to the Sellers, following 31 December 2025, subject to Section 2.4.3.5 below.

2.4	The Cash Consideration will be paid as follows:

2.4.1	USD 500,000 will be paid to Sellers, on Closing (“Closing Installment”);

2.4.2	The remainder of the Cash Consideration (up to USD 1,550,000) shall be paid in four (4) instalments subject to the following conditions: (i) continuing employment or involvement of the Key Persons by or with the Company, either by services or employment agreements, except if terminated as a result of a Good Reason; and (ii) the Company’s Revenues reaching or exceeding the respective Target Revenues, as determined below.

If the majority of the issued share capital of the Company, its Business or substantially all of the assets of the Company are sold or transferred before the expiration of Reviewed Period 4 if there is not Shortfall Value, or before the expiration of Reviewed Period 5 if there is a Shortfall Value (a “Sale Event”), the Purchaser shall use its reasonable endeavours to ensure that the third party acquirer is required to assume responsibility for the payment of the Cash Consideration for the remainder of the Reviewed Period, subject to the conditions set forth in this Agreement. If this is not possible, the Purchaser shall notify the Sellers in writing as soon as reasonably practicable (and in any event no less than 10 business days prior to a Sale Event) and the Parties shall, acting reasonably and in good faith, discuss and agree a solution and the prior written consent of the Sellers shall be required to proceed with the Sale Event (such consent not to be unreasonably withheld, conditioned or delayed).

2.4.3	Target Revenues

2.4.3.1	With respect to Reviewed Period 1, the Sellers shall be entitled to receive an additional cash payment of up to USD 500,000 (the “Period 1 Installment”), subject to Company’s Revenues reaching or exceeding the Target Revenues, as follows:

% Completion of Reviewed Period 1 Target Revenue	Period 1 Installment
0%-90%	No installment shall be paid
91%-120%	USD 125,000
121%-200%	USD 250,000
Over 200%	USD 500,000.

2.4.3.2	With respect to Reviewed Period 2, the Sellers shall be entitled to receive an additional cash payment of up to USD 350,000 (the “Period 2 Installment”), subject to completion of the Target Revenues, as follows:

% Completion of Reviewed Period 2 Target Revenue	Period 2 Installment
0%-90%	No installment shall be paid
91%-120%	USD 125,000
121%-150%	USD 250,000
Over 150%	USD 350,000.

2.4.3.3	With respect to Reviewed Period 3, the Sellers shall be entitled to receive an additional cash payment of up to USD 350,000 (the “Period 3 Installment”), subject to completion of the Target Revenues, as follows:

% Completion of Reviewed Period 3 Target Revenue	Period 3 Installment
0%-90%	No installment shall be paid
91%-120%	USD 125,000
121%-150%	USD 250,000
Over 150%	USD 350,000.

2.4.3.4	With respect to Reviewed Period 4, the Sellers shall be entitled to receive an additional cash payment of up to USD 350,000 (the “Period 4 Installment”), subject to completion of the Target Revenues, as follows:

% Completion of Reviewed Period 4 Target Revenue	Period 4 Installment
0%-90%	No installment shall be paid
91%-120%	USD 125,000
121%-150%	USD 250,000
Over 150%	USD 350,000.

2.4.3.5	In the event of a Shortfall Value, the Sellers shall be entitled to receive an additional cash payment of up to the Shortfall Value (the “Period 5 Installment”), subject to completion of the Target Revenues with respect to Reviewed Period 5, as follows:

% Completion of Reviewed Period 5 Target Revenue	Period 5 Installment
0%-90%	No installment shall be paid
91%-120%	20% of Shortfall Value
121%-150%	40% of Shortfall Value
Over 150%	100% of Shortfall Value

2.5	Notwithstanding the above, the Period 1 Installment, the Period 2 Installment, the Period 3 Installment, the Period 4 Installment and the Period 5 Installment (collectively, the “Performance Cash Payments”) shall only be payable to any Seller if and to the extent that the Key Persons shall remain employed or engaged by the Company at the date such payment is due, except if terminated as a result of a Good Reason.

2.6	The payment of the Performance Cash Payments shall be made by the Purchaser within 45 days of the Purchaser’s receipt of the respective audited financial statements of the Company (and for Reviewed Period 2 and Reviewed Period 3, receipt of the unaudited but reviewed financial statements of the Company). Key Persons shall be responsible for ordering and delivering to Purchaser the relevant Financial Statement according to the following: (i) audited annual Financial Statements of the Company shall be delivered to Purchaser no later than 90 days after the expiry of the relevant audited period; (ii) unaudited quarterly Financial Statement shall be delivered to Purchaser no later than 60 days after the expiry of the relevant reviewed period. The identity of the auditors of the Company shall be proposed by the Key Persons and approved in advance by the Purchaser (such approval not to be unreasonably withheld).

2.7	The Equity Consideration and the Cash Consideration shall be allocated among the Sellers in accordance with their Holding Percentage.

2.8	All payments by the Purchaser or Sellers pursuant to this Agreement and the Transaction Documents shall be made in USD.

2.9	The Company and Purchaser shall enter on Closing into an intercompany loan agreement in the form attached hereto as Schedule 2.9, for the extension by the Purchaser to the Company of an interest bearing loan amount of EUR 88,553.47 (the “Intercompany Loan Agreement”, and the “Loan Amount”). The proceeds of the Loan Amount shall be transferred by the Purchaser directly to Twinbel, on Closing, in repayment of a Convertible Loan Agreement (EUR 85,000 of principal and EUR 3,553.47 of interest) dated 14 December 2021 between Twinbel and the Company, and against execution and delivery by Twinbel of a termination, waiver and release letter as set forth in Section 3.2.1.8 below.

2.10	Once the Loan Amount is fully repaid by the Company, the Purchaser will deliver to the Sellers a written communication confirming such circumstance within 10 days of the payment.

2.11	If the Company is not able to repay the Loan Amount on or before its maturity date, the Purchaser will be entitled to set-off the outstanding amounts due to the Purchaser against the Performance Cash Payments that may accrue in favour of the Sellers. Such deduction from the Performance Cash Payments shall be allocated among the Sellers in accordance with their Holding Percentage. The Purchaser shall be entitled to set-off a maximum of 20% of the Loan Amount after each Reviewed Period.

2.12	Purchaser, as sole shareholder of the Company after Closing, will procure that the Key Persons can dedicate the time needed to procure the Company obtaining the financing to repay the Loan Amount to the Purchaser.

3.	CLOSING

3.1	The closing of the Transaction (the “Closing”) will be accomplished before notary public of Bilbao (Bizkaia), Spain, Mr. Juan Benguria Cortabitarte, or his/her successor in the official records, at the notary public´s office no later than the third (3rd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 3.3 below (the “Closing Conditions”), or at such time and date or before a different notary public as the parties may otherwise designate (the “Closing Date”). All transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

3.2	On the Closing Date, in one and the same act, the Parties shall formalize before the notary public the transfer of the Sold Shares to the Purchaser, the following steps shall be taken and the following deliverables shall be delivered (unless waived in writing and expressly by the beneficiary of the relevant step or the recipient of such deliverable) (the “Closing Deliverables”):

3.2.1.1	Notarized Copy. Formalization of this Agreement by the Parties before the notary public;

3.2.1.2	Resignation of Directors. Delivery by the Sellers to the Purchaser of validly executed letters of resignation from the Board, executed by the members of the Company’s board of directors attached hereto as Schedule 3.2.1.2;

3.2.1.3	Shareholders Register. Delivery by the Sellers to the Purchaser of a copy of the updated Company’s Shareholders Register;

3.2.1.4	Waivers. Delivery by the Sellers to the Purchaser of waivers duly executed by all holders of preemptive rights, rights of first refusal, co-sale, tag-along, and or similar participation rights in connection with the Transaction and the sale of the Sold Shares hereunder, including waivers of lock-up restrictions, in the form attached hereto as Schedule 3.2.1.4;

3.2.1.5	Sale purchase agreements between shareholders. Copy of a notarized sale purchase agreement between the Sellers and Luis, with respect to Luis’s shares in the Company, as well as copy of the notarized sale purchase agreements between the Sellers that are necessary to reach their respective Holding Percentage. Aritz will acquire some of the Current Shares owned by Whitehole prior to Closing, but the price of such shares (EUR 10,834.44) will be paid at Closing and Whitehole shall enter into a waiver and release letter in the form attached as Schedule 3.2.1.5;

3.2.1.6	Existing power of attorney. Company shall have terminated the power of attorney granted to Borja and dated 01 January 2017, by means of a corporate resolution of the Company;

3.2.1.7	Change of control communications and waivers. Company shall notify Kutxabank S.A. (“Kutxabank”), Gestion de Capital Riesgo del Pais Vasco, SGEIC S.A. (“GCRPV”), Bankinter S.A. (“Bankinter”) and Fondo de Innovacion, FILPE (“FILPE”) (collectively, the “Lenders”) of the Transaction, in the form attached hereto as Schedule 3.2.1.7, and each such Lender shall have consented in writing to the Transaction (where required or entitled to do so according to the respective financing agreements between such Lender and the Company);

3.2.1.8	Intercompany Loan Agreement; Repayment of the Convertible Loan. Purchaser and Company shall enter into the Intercompany Loan Agreement. Purchaser will fully repay Twinbel, on the name and on behalf of the Company, the Convertible Loan Agreement subscribed between the Company and Twinbel, and Twinbel shall enter into a termination, waiver and release letter in the form attached as Schedule 3.2.1.8 .

3.2.1.9	Closing Installment. Purchaser shall pay the Closing Installment to the Sellers and allocate it based on their respective Holding Percentage, and according to each Seller’s banking instructions attached hereto as Schedule 3.2.1.9; Schedule 3.2.1.9 shall indicate the full amount due and payable to each Seller, including repayment of the Loan Amount to Twinbel under Section 2.9.

3.2.1.10	Appointment of New Directors. Purchaser shall cause the Company to convene a general meeting of the Company’s shareholders to appoint new members of the board of directors;

3.2.1.11	Acceptance of the new Directors. Purchaser shall cause the appointed directors to deliver to the Company letters of acceptance of their appointment as board members;

3.2.1.12	Irrevocable Letter of Instruction. Delivery by the Purchaser of an irrevocable letter of instruction to VStock Transfer LLC, as Transfer Agent, validly executed by the Purchaser, to issue the Equity Consideration to the Sellers;

3.2.1.13	Board Resolution. Delivery by the Purchaser to the Sellers of true and correct copy of duly executed resolution of the Board of Directors of the Purchaser attached hereto as Schedule 3.2.1.13, approving the Transaction and the execution of the Transaction Documents and the issuance of the Equity Consideration to the Sellers;

3.2.1.14	Amendment of the By-Laws. Purchaser shall cause the Company to convene a general meeting of the Company’s shareholders to amend the relevant articles of the By-Laws (i.e. remuneration of the directors);

3.2.1.15	Employment and Services Agreements. Entering of the services and employment agreement by and between the Company and each of the Key Persons respectively, a copy of which is attached hereto as Schedule 3.2.1.15;

3.2.1.16	Lock-Up Agreement. Delivery by the Sellers to the Purchaser of a copy of duly executed lock-up agreement by and between the Purchaser and each of the Sellers, a copy of which is attached hereto as Schedule 3.2.1.16;

3.2.1.17	Voting Agreement. Delivery to the Purchaser of a copy of duly executed Voting agreement executed by each of Whitehole, Twinbel and EGI, a copy of which is attached hereto as Schedule 3.2.1.17;

3.2.1.18	Termination of the Shareholder´s Agreement. Delivery to the Purchaser of a copy of duly executed termination agreement of the shareholders’ agreement entered into between the Company and Sellers, which was notarized before the Notary Public Mr. Juan Benguria Cortabitarte on March 6, 2020 under protocol number 541, a copy of which is attached hereto as Schedule 3.2.1.18;

3.2.1.19	Repayment of the Loan Agreements between Whitehole and the Key Persons. The Key Persons will fully repay Whitehole the outstanding amounts due under the Loan Agreements dated 08 July 2019 between Whitehole and the Key Persons, and Whitehole shall enter into a termination, waiver and release letter in the form attached as Schedule 3.2.1.19.

3.3	Closing Conditions.

3.3.1	The obligations of the Purchaser to take all actions that are required to be taken by it at the Closing are further subject to the fulfillment at or before the Closing of the following conditions:

3.3.1.1	Accuracy of Representations. The representations and warranties made by Sellers shall be true, complete and correct both when made and as of the Closing, as if made at and as of such time;

3.3.1.2	Closing Deliverables. The Sellers shall have delivered and shall have performed all actions, covenants and obligations, that are to be delivered or performed thereby on or prior to the Closing pursuant to this Agreement, including all the deliverables set forth in section 3.2 above;

3.3.1.3	No Material Adverse Effect. There shall not have occurred and be continuing any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in any Material Adverse Effect.

3.3.1.4	No law shall have been enacted or exist that would prohibit the Transaction or the consummation of the Closing; no temporary restraining order, preliminary or permanent injunction, or other order or consent issued by any governmental entity (i) preventing the consummation of the Transaction or other transactions contemplated herein, or (ii) limiting or restricting Purchaser’s ownership, conduct, or operation of the Business following the Closing, shall be in effect.

3.3.1.5	The Sellers shall have carried out the necessary share transfers in order to reach their respective Holding Percentage.

3.3.2	The obligations of the Sellers to take all actions that are required to be taken by them at the Closing are further subject to the fulfillment at or before the Closing of the following conditions:

3.3.2.1	Closing Deliverables. The Purchaser shall have delivered and shall have performed all actions, covenants and obligations, that are to be delivered or performed on or prior to the Closing pursuant to this Agreement, including all the deliverables set forth in Section 3.2 above;

3.3.2.2	Accuracy of Representations. The representations and warranties in section 5 (Representations and Warranties of the Purchaser) shall be true, complete and correct both when made and as of the Closing, as if made at and as of such time.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Purchaser that as of the Effective Date and as of the Closing Date, and except as set forth in Schedule 4 (the “Disclosure Schedule”) (which disclosures shall be deemed to be qualifications to the representations and warranties as if made hereunder), the representations and warranties set forth in this Section 4 are true, complete and correct. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 4, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 4 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

4.1	Organization. The Company is duly incorporated and validly existing under the laws of Spain, and has full corporate power and authority to own, lease and operate its properties and assets, to conduct its business as now being conducted and as presently proposed to be conducted and to perform its obligations under all contracts to which it is a party or by which it is bound. The Company has all requisite power and authority to execute all the documents to which it is party and to consummate the transactions and perform its obligations contemplated therein. The current Articles of Association of the Company are attached hereto as Schedule 4.1 (the “Articles”). The Company has not taken any action or failed to take any action, which action or failure could preclude or prevent the Company from conducting its business after the Closing as presently conducted and as presently proposed to be conducted.

4.2	Authorization; Approvals.

4.2.1	All corporate action on the part of the Sellers necessary for the authorization, execution, and performance of all of the Sellers’ obligations under the Transaction Documents and the sale and transfer of the Sold Shares, has been taken or will be taken prior to the Closing.

4.2.2	Each Seller is fully authorized to execute, deliver and perform of all its obligations under the Agreement and Transaction Documents to which it is a party. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, from any person or entity or filing with any governmental authority on the part of the Seller, is required that has not been, or will not have been, obtained by such Seller prior to the Effective Date in connection with the valid execution and performance of this Agreement or the Transaction Documents. The performance of the Seller’s obligations hereunder or under the Transaction Documents will not breach any law, nor cause the Seller to breach any obligation it may have towards any third party.

4.3	Subsidiaries. The Company has no subsidiaries and does not own or control or have the right to acquire, directly or indirectly, any shares of capital stock, other security of, or any interest in any other company (including any non-profit, limited liability or joint stock company), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm or other enterprise, association, organization or entity (each an “Entity”), and has not performed any other investment in any other Entity. The Company has not agreed nor is obligated to make any future investment in or capital contribution to any Entity or has guaranteed or is responsible or liable for any obligation of any other Entity.

4.4	Directors, Officers. Schedule 4.4 contains a list of all directors and officers of the Company. The Company does not have any agreement, obligation or commitment with respect to the election of any individual or individuals to the Board. The Company does not have any agreements, commitments or understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers. The Company is not bound by any indemnification agreements or undertakings with its directors.

4.5	Title of the shares. Share capital.

4.5.1	As of the Closing Date, the Sellers own full legal title to the Sold Shares by valid and lawful title, with all rights thereto.

4.5.2	As of the Closing Date, there are no charges or encumbrances which affect the Sold Shares.

4.5.3	The Sold Shares have been validly issued and are fully subscribed and paid-up.

4.5.4	The registered share capital of the Company is EUR 15,153 divided into 15,153 ordinary shares, par value EUR 1 per share.

4.5.5	No corporate resolutions have been adopted which are pending execution and which would cause any variation in the share capital of the Company, whether through the creation of new shares or the redemption, whether total or partial, of the shares, nor the devolution of any shareholder contributions.

4.5.6	There are no options, subscription rights, warrants, convertible or tradable securities, nor any other rights (of any nature whatsoever) giving any right to subscribe or acquire shares of the Company.

4.5.7	The Company does not hold any of their own shares (“autocartera”).

4.5.8	Transfer Claims. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any of the Current Shares (as of the Effective Date), and of the Sold Shares (as of the Closing Date) has given or may give rise to any valid claim or action by any person which is enforceable against the Company, Sellers or Purchaser, and no fact or circumstance exists which could give rise to any such right, claim or action on behalf of any person.

4.5.9	The capitalization tables set forth in Schedule I and II (the “Capitalization Tables”) set forth the Company’s issued share capital and the number and class of shares held by each shareholder of the Company, and the total number of reserved, promised and granted options, warrants, and all other rights, promises or undertakings to subscribe for, purchase or acquire from the Company any share capital of the Company (i) as of the Effective Date and (ii) immediately prior to the Closing, respectively. The shareholders identified in the Capitalization Tables are the lawful and beneficial owners of record of all the issued and outstanding share capital of the Company and of all rights thereto, and there are no Liens, proxies, voting trust and other voting agreements, calls or commitments of any kind among them or between them and any third parties. The Capitalization Tables include the complete and correct capitalization of the Company on a Fully Diluted Basis (i) at the Effective Date; and (ii) immediately prior to the Closing.

For the purposes of this Agreement “Fully Diluted Basis” shall mean all issued and outstanding share capital of the Company and rights to receive (for consideration or without consideration) shares of the Company, including (i) all issued ordinary shares, (ii) all securities issuable upon conversion into share capital of any existing convertible securities or loans including all securities convertible into ordinary shares (iii) all issued, committed or allotted options, warrants and other rights to acquire shares or securities exchangeable or convertible for shares of the Company, being deemed so allocated, exercised and converted, (iv) all options issued or allocated to or reserved for any of the Company’s employees, directors and consultants under any equity plan approved by the Board including an employee share option pool being deemed granted and/or exercised, and (v) all anti-dilution rights being deemed to be effected, and (vi) any other rights (or promises or undertakings to grant such rights, including any written or oral promises or undertakings with respect to such rights) to acquire and/or receive shares or securities exchangeable for shares deemed allocated and exercised, converted or exercised, as the case may be, at their existing conversion/exercise prices.

4.5.10	No Other Securities. The Sellers (i) own at the Effective Date, of record and beneficially, 100% of the Current Shares; and (ii) will own immediately prior to Closing, the Sold Shares representing 100% of the issued and outstanding share capital of the Company and other securities of the Company, and all rights, title and interest in the Company. Except as set forth in the Capitalization Tables, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options (including call options or put options) or other rights or promises to subscribe for, receive, purchase or acquire from the Company or from any security holder of the Company, any share capital of the Company and there are no contracts or binding commitments to which the Company or any security holder of the Company, respectively, is party providing for the issuance of, or the granting of rights to acquire from the Company or from such security holder of the Company, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities (or cash based on the value of such securities) or such security holder of the Company is, or may become, obligated to transfer any of his securities of the Company, and there is no basis for a claim with respect to any of the foregoing.

4.5.11	All issued and outstanding share capital of the Company has been duly authorized, and is validly issued, fully paid and non-assessable and such shares were issued in accordance with all Legal Requirements, the incorporation documents of the Company, and any applicable contract pertaining thereto, and were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company, and none of such shares are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable securities laws and the Articles). No contract relating to any securities of the Company contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing.

4.5.12	The Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued.

4.5.13	Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of any of the Company’s securities. The Company is not under any obligations (contingent or otherwise) to purchase, redeem or otherwise acquire any of its share capital or any interest therein or to pay any dividend or make any other distribution in respect thereof.

4.6	Permits. The Company does not own, and is not necessary or required to own under any Legal Requirements for the conduct of the Company’s business as now being conducted and presently proposed to be conducted, any governmental permits, approvals, authorizations, licenses or consents.

4.7	Consents. Schedule 4.7 sets forth a complete and accurate list of all third party consents, notices and approvals required to be obtained by the Company or the Sellers in connection with the valid execution and performance of the Agreement, Transaction Documents and the sale of the Sold Shares at the Closing Date (the “Consents”).

4.8	Articles of Association, Minutes, Company Books and Accounts, Deposit of Accounts

The by-laws of the company are those registered within the Commercial Registry and are in accordance with applicable law.

The minutes books of the company are duly legalized, they contain all the resolutions adopted respectively by the general meetings of shareholders and management bodies as well as any other information due pursuant to the laws applicable in Spain and bear all adequate signatures. The minutes books are located at the Company registered office. None of these company resolutions has been challenged or threatened to be challenged nor, there is any ground to challenge them. All resolutions, which may be filed in the Commercial Registry, have been duly registered or have been presented for registration.

The shares Registry Book of the Company has been duly legalized and contain complete, accurate and reliable records of all transfers and charges of shares or other equity interests in the Company and other information due pursuant to the applicable laws in Spain.

The accounting books of the Company are duly legalized, have been kept in an orderly and diligent manner, are duly up-to-date, and their content and form complies with applicable articles of the Spanish Commercial Code and with the accounting principles.

The Company has complied, in a timely manner and in due form, with the legal obligation to deposit their annual accounts within the Commercial Registry.

4.9	Financial Statements.

4.9.1	The Company’s audited financial statements as of the year ended 31.12.2020 and 31.12.2021 and its reviewed but unaudited financial statements for the 6 months period ending on as of June 30, 2022 (the “Financial Statements”) are attached hereto as Schedule 4.9.1. The Financial Statements are true and correct in all material respects, were prepared in accordance with Spanish GAAP on a consistent basis, and fairly and accurately present the financial position of the Company as of the dates set forth therein and the results of its operations for the periods then ended (except, in the case of unaudited statements, for the absence of footnotes). The Company does not have any liabilities, debts or obligations, whether accrued, absolute or contingent, other than (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities that have been incurred in the ordinary course of business of the Company as of June 30, 2022, and that individually do not exceed EUR 10,000.

The Financial Statements faithfully and accurately reflect the assets, liabilities, financial condition and profits of the Company. The provisions reflected in the Financial Statements are sufficient to fully satisfy the obligations to which they correspond. The depreciations reflected in the Financial Statements are sufficient and have been determined in accordance with the accounting principles and they reflect all liabilities, the total amounts of which are duly accounted for and adequately reflect the financial situation of the Company and the results of its transactions. They contain sufficient provisions to cover all taxes as well as any other liabilities (quantified, contingent or of any other kind) of the Company and such Financial Statements are not affected by any unusual circumstance or by contracts or agreements that do not respect the market price.

4.9.2	The Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, credit, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company.

4.9.3	Since June 30, 2022, and until the Closing Date, the Company has operated in the ordinary course of business consistent with past practices. Without limiting the generality of the above, there has not been:

a)	any Material Adverse Change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

b)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

c)	any waiver by the Company of a valuable right or of a material debt owed to it;

d)	any satisfaction or discharge of any material Lien or payment of any material obligation by the Company, except in the ordinary course of business and that does not individually or in the aggregate have a material adverse effect;

e)	any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

f)	any material change in any compensation arrangement or agreement with any employee, executive officer, director or shareholder of the Company;

g)	Any resignation or termination of any executive officer, key employee or group of employees of the Company;

h)	any loans made by the Company to its employees, shareholders, officers, directors, customers, suppliers, other than travel advances made in the ordinary course of business;

i)	any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of Lien on, any of the Company’s assets;

j)	any change in the accounting methods or accounting principles or practices employed by the Company;

k)	any change, amendment or revocation of any Tax election, or filing of any amendment to a tax return or a request for a tax refund, settlement of any claim or audit in respect of taxes, agreement to extend any applicable statute of limitation or entry into a contractual obligation in respect of taxes with any tax authority;

l)	any threatened, commencement or settlement of any material claim or suit;

m)	any declaration or payment of any dividend or other distribution of the assets of the Company (including any cash withdrawal other than in the ordinary course of business of the Company);

n)	any other event or condition of any character that would have a material adverse effect; or

o)	any arrangement or commitment by the Company to do any of the things described in this section 4.9.3.

4.9.4	The Company can pay its debts when due. There has been no request by the Company or by any other person for, nor has there been issued or commenced against or with respect to the Company any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding-up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent. The Company has not failed to pay its material debts in full and when due, other than if such payment obligation has been contested in good faith.

4.10	Bank Accounts. Schedule 4.10 details each account maintained by or for the benefit of the Company at any bank or other financial institution and (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all persons who are authorized to sign checks or other documents with respect to such account. Except as set forth in Schedule 4.10, the Company has no outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility.

4.11	Compliance.

4.11.1	The Company is not in breach or default of, and neither the execution of the Agreement or the Transaction Documents nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of (a) the Articles or any other governing instruments, or (b) any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party, or (c) any Legal Requirement.

4.11.2	The Company is not a party to or bound by any order, judgment, decree or award of any governmental authority, court sentence or arbitration award. To the Sellers’ knowledge, no third party is in breach or default under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected. Execution of the Agreement and/or Transaction Documents and compliance herewith and therewith will not give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment or to any of the properties of the Company.

4.12	Real Property. The Company does not own any real property. The Company is not party to any leases other than those set forth in Schedule 4.12 (the “Leases”) and is not in default or in breach of any material provision thereof (including the provision of valid guarantees thereunder) and to the best of its knowledge neither are the counter parties thereto. The Company holds a valid leasehold or licensed interest in all the property it leases or licenses. To the Sellers’ knowledge, there is no legal proceeding (including any civil, criminal, administrative or appellate proceeding), action, claim, suit, litigation, arbitration, hearing, inquiry, investigation or audit involving, any court or other governmental or administrative body or any mediator, arbitrator, tribunal or panel (a “Proceeding”) affecting any portion of the Leases.

4.13	Intellectual Property and Other Intangible Assets.

4.13.1	The Company owns and has developed, free and clear of all Liens (excluding any software made available on an off-the-shelf or shrink-wrap basis and all rights and technology embodied therein (“Off the Shelf IP”)), all patents, copyrights, trademarks, service marks, trade names, trade secrets, know-how, inventions, improvements, designs, industrial designs, processes, works of authorship, concepts, techniques, methods, systems, computer programs, algorithms and formulae whether or not patentable, copyrightable or capable of being protected as trade secrets (collectively herein “Intellectual Property”) used and sufficient for use in the conduct of its business as now conducted, and as presently contemplated to be conducted by the Company (collectively herein “Company Intellectual Property”).

4.13.2	No Company Intellectual Property is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any of its current or former directors, officers, employees, independent contractors and consultants of any funding, facilities, personnel or support from any governmental entity, foundation or any public or private university, college, or other educational institution or research center in the development of any Company Intellectual Property, or (ii) the involvement in, contribution to, or creation or development of any Company Intellectual Property, by any current or former director, officer, or independent contractor of or consultant to the Company who performed services for or held any position with any governmental entity, foundation or any public or private university, college, or other educational institution or research center.

4.13.3	The Company has no registered patents or copyrights nor has ever applied for the same. Schedule 4.13.3 sets forth a complete list of all the Company’s trademarks, domain names and trade names.

4.13.4	No claim by any third party contesting the validity, enforceability, use or ownership of any Company Intellectual Property has been made against the Company or, is currently outstanding or has been threatened against the Company, there are no grounds for the same. The Company has not received any claim of any infringement, dilution or misappropriation by, or other possible conflict with, any third party with respect to any of the services or products of the Company, the Company’s Intellectual Property, or activities necessary to conduct the business of the Company as currently conducted and as contemplated to be conducted (including any demand or request that Company license rights from a third party). The services and products of the Company, and the activities necessary to conduct its business, as currently conducted and as currently contemplated to be conducted have not infringed, directly or indirectly, diluted, misappropriated or otherwise violated, and are not now infringing, directly or indirectly, diluting, misappropriating or otherwise violating any Intellectual Property of any third party, and no infringement, or misappropriation or violation of any such third-party Intellectual Property will occur as a result of the continued operation of the business as currently conducted and proposed to be conducted. To the Sellers’ knowledge, no Company Intellectual Property has been infringed, diluted, misappropriated or otherwise violated by any third party.

4.13.5	The Company does not license the Company Intellectual Property to third parties nor license any Intellectual Property from any third party, save for Off the Shelf IP. The Company has duly licensed and currently holds valid licenses to all Off the Shelf IP used and sufficient for use in the conduct of its business as now conducted.

4.13.6	The Company does not owe and will not owe any royalties or other payments to third parties in respect of any Company Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

4.13.7	Any and all Intellectual Property of any kind which has been developed, or is currently being developed for the benefit of the Company, by any former or current shareholder, employee, officer, service provider or consultant of the Company or other third party is the sole property of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Company Intellectual Property, which measures are customary in the industry in which the Company operates. Each of the Company’s founders, officers, employees, service providers and consultants who were engaged in the development of the Company Intellectual Property has entered into written agreements with the Company assigning all rights (including moral rights) in the intellectual property developed in the course of their employment by or engagement with the Company, exclusively to the Company.

4.14	Data Protection

The Company complies with Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”).

In particular, the Company has:

i.	introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of personal data, and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

ii.	appointed a data protection officer if required to do so under the GDPR;

iii.	maintained complete, accurate and up to date records of all the personal data processing activities as required by the GDPR;

iv.	carried out and maintained complete, accurate and up to date records of all data protection impact assessments required by the GDPR;

v.	issued appropriate privacy notices to data subjects which comply with all applicable requirements of the GDPR;

vi.	undertaken appropriate due diligence on any third parties it has appointed to process personal data (“Processors”) and entered into an agreement with each Processor in accordance with the requirements of the GDPR;

vii.	implemented appropriate technical and organizational measures to protect against the unauthorized or unlawful processing of, or accidental loss or damage to, any personal data processed by the Company or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the personal data to be protected;

viii.	put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company and the Processors to comply with the related requirements of the GDPR;

ix.	complied with all applicable requirements under the GDPR relating to the disclosure or transfer of personal data outside the European Economic Area complied with all data subject requests, including any requests for access to personal data, the cessation of specified processing activities or the rectification or erasure of any personal data, in each case in accordance with the requirements of the GDPR, and there are no such requests outstanding at the date of this agreement;

x.	complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the GDPR.

The Company has not received any:

i.	notice, request, correspondence or other communication from any supervisory authority, or been subject to any enforcement action before a court (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the GDPR; or

ii.	claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the GDPR, or alleging any breach of the GDPR,

iii.	and there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

In the event of breach of the GDPR and any other implementing regulations and, in particular, of the guarantees contained in this clause by the Sellers, the Sellers hold the Purchaser harmless against any claim that can be filed (including any disciplinary proceedings to be initiated by any supervisory authority), agreeing to pay any amounts by way of penalty, fine, compensation, damages and interests they become forced to pay to the Purchaser as a result of that breach.

4.15	Taxes.

The Company has accurately prepared and timely filed all Tax returns and reports required by it under Legal Requirements. All Tax returns and reports of the Company are true and correct in all material respects and the Company has fully paid on time all Taxes due. No deficiency assessment or proposed adjustment of income or payroll taxes of the Company is pending and the Sellers have no knowledge of any material liability for any Tax to be imposed. All Taxes required by law to be withheld or collected by the Company have been duly and timely withheld or collected and, to the extent required, have been timely paid or remitted to the proper governmental authority and timely and accurately reported.

The Company has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes from payments made or deemed made to any person or entity and have duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all Legal Requirements.

The Company is not liable for any Tax other than in the ordinary course of business. The Financial Statements properly and adequately accrue or reserve for all Tax liabilities in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

There are no Proceedings now pending or threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any governmental body relating to Taxes, nor has the Company received before the Closing Date any notice from any Taxing authority that it intends to conduct such an audit or investigation. There are no circumstances which will or are likely to, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Taxing authority in relation to the liability of the Company or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company under or for the purpose of any provision of any legislation. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.16	Contracts. Schedule 4.16 attached hereto contains a true and complete list of all material contracts, agreements and commitments to which the Company is a party or by which its property is bound (the “Material Contracts”). Each of such contracts and agreements is in full force and effect, and neither the Company nor any other party thereto is in breach thereof and the Company has not received any notice that any other party or parties to any Contract intend to exercise any right of cancellation, termination or non-renewal thereof. The execution and performance of the Agreement and Transaction Documents by the Company will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any material contract.

4.17	Litigation. Except as set forth in Schedule 4.17 attached hereto, no Proceeding is pending or threatened against the Company or against any of its officers, directors, shareholders or employees (in their capacity as such), or against any of the Company’s properties, or with regard to the Company’s business, nor is there any basis for the foregoing. The foregoing includes, actions pending or threatened involving the quality of the Company’s products. Neither the Company nor the Sellers are a party to and the Company’s assets are not subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

4.18	Interested Party Transactions. No officer, director or shareholder of the Company, or any affiliate of any such person or entity, has or has had, either directly or indirectly: (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. There are no existing agreements, arrangements or proposed transactions between the Company and any officer, director, or shareholder of the Company, or any affiliate or associate of any such person. No employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. All prior shareholder loans to the Company have been fully and finally repaid and discharged by the Company, and the Company has no outstanding financial liabilities to any prior or current shareholder or director of the Company.

4.19	Employees; Service Providers. Schedule 4.19 (i) hereto lists the employees of the Company, including their date of recruitment, salaries, bonuses and other material terms of employment. All of the Company’s employees are parties to a written engagement agreement containing provisions regarding confidential information, non-competition and invention assignment.

Schedule 4.19 (ii) hereto lists service providers of the Company including those that are parties to a written engagement agreement containing provisions regarding confidential information, non-competition and invention assignment.

There are no senior officer employment agreements (“contratos de alta dirección”) to which the Company is a party nor there are any contracts or agreements is in force whereby the Company has granted profit-sharing rights, made payments, granted credits or guarantees to its directors, employees (and so far as relevant to each of its former employees) or third parties (or to family-members of directors or employees), nor are any incentives, bonuses or similar items in place in favour of directors or employees (or in favour of family members of directors or employees) of the company that has not been fairly disclosed to the Purchaser;

The Company has not recently negotiated nor is currently negotiating any material salary improvement or any material improvement or increase to its personnel and/or service providers.

The Company has hired its employees and paid their salaries in accordance with the applicable laws and is up-to-date in the payment of its obligations with respect to the employees and/or service providers. In particular, it has timely complied, in the appropriate form, with its tax and Social Security obligations in respect of the employees. The Company has properly accounted all payments of salaries and/or bonuses made to its employees in accordance with the accounting principles consistently applied.

The Company’s Social Security payments, debts and obligations (including formal obligations, filings, withholding or retention etc.) and other labor related obligations have been fully and timely paid and performed in accordance with the applicable legal provisions, including but not limited the labour insurances for employees. All social security and duties of any kind for which the Company is or may be liable (whether directly or indirectly), up to the date of this Agreement, have been paid and all other obligations in relation to social security liabilities (including obligations as to withholding or retention) have been fully complied with and, up to that date, the Sellers have not done anything to give rise to a liability by the Company other than liabilities arising in the course of normal arms’ length trading activities.

The Company does not have any private accident, life, health or other insurance contracted in favour of any of the employees, nor has entered into or subscribed any pension plans to their benefit.

There are no obligations relating to payments in kind, compensations or other benefits (including purchase options, incentives, or automobiles) with any members of the employees.

The Company has not entered into any undertaking or agreement with the employees other than those derived from their labour relationship.

All employment contracts have been entered into and have been executed in accordance with the applicable labour law and collective bargaining agreements and do not include any indemnity for dismissal, rescission or termination other than those required by those provisions. The Company has not agreed to make any payment, indemnity, compensation or other (of any nature whatsoever) in relation to either the (past, present, future or proposed) suspension, modification or termination of employment contracts or service provided by third parties or by its directors.

No employee is a beneficiary of any benefits contingent upon their dismissal or departure (e.g., “golden parachutes”) as Company employees (“contratos blindados”).

The Company has not assumed any obligations grating any of its employees the right to terminate their labour relationship in the event of a change of control or sale of a majority interest in its share capital, nor the right of the employees to receive any compensation amounts is greater than those legally established in the event of termination of their labour relationship.

No claims are pending between the employees and the Company, nor do any circumstances or events exist which could give rise to future claims. With the exception of the information set out in Schedule 4.19 (iii), in the last six (6) months, the Company has not dismissed or terminated any employment relationship with any employee and no key or important employee of the Company has any intention to change employment due to the transactions contemplated by this Agreement nor for any other reason.

The Sellers are not aware of any circumstance, agreement or practice which may lead to the imposition of any fine or sanction as a result of any breach of law or of the employment regulations.

No written or unwritten contract of employment has been entered into with a director or employee (or any contract of service with any person) which cannot be terminated by giving [three] months’ notice or less without for, such reason, arising a right to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal);

The Company complies with all applicable laws in respect of health and hygiene at the workplace, occupational health and safety, prevention of work-related accidents. the work center is equipped with the facilities and equipment the law requires for the prevention of work-related accidents.

None of the commercial relationships the Company has with any third parties may be deemed to be or understood of labour nature and, thus, the Company is not subject to any labour contingencies, claims or obligations arising from such relationships.

The collective bargain agreement applicable to the Company is correct. There have been no collective labour disputes (inclusive of strikes) nor any material disciplinary procedures within the past four years.

The Company has in relation to each of its employees and, so far as relevant, to each of its former employees, complied in all aspects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be);

The Company has not granted any credit, loan nor any other kind of financing to their employees, senior officers or directors which have has not been disclosed in their Financial Statements.

The Company has paid in full to all of its employees all wages, salaries, commissions, overtime pay, bonuses, benefits and other compensation due and payable to such employees and has made all deductions and payments to the relevant tax and other governmental authorities required to be made in connection with the employment of its employees on or prior to the date hereof.

The Company has complied in all material respects with all applicable legal requirements in relation to employees and job applicants candidates, employment offers, terms and conditions of employment.

4.20	Each consultant, service provider or otherwise independent contractor providing services to the Company has been properly characterized as such or has requested to be characterized as such and undertook to indemnify the Company if otherwise ruled. Government Incentives. Save as provided in Schedule 4.20, the Company has not received and has not applied for any grants, incentives, benefits (including tax benefits), awards, exemptions, subsidies, reimbursement arrangement or other benefit, relief or privilege from any governmental or regulatory authority or any agency thereof. The Company has not received any grant or other governmental or institutional funding that would result in the imposition of any limitation on the development or use, or any other encumbrance, on the information, technical data and other intangible assets such as know-how, technology and processes, as required to carry out the research and development of the Company’s technologies.

4.21	Insurance. The insurance policies held by the Company are set forth in Schedule 4.21, such insurance policies are in full force and effect and are sufficient for the Company’s business as currently being conducted and proposed to be conducted. There are no outstanding claims made by company under any insurance policy whatsoever. The Sellers are not aware of any circumstances which might give rise to any such claim.

4.22	Full Disclosure. All documents delivered by or on behalf of the Company and/or the Sellers in connection with this Agreement or any other Transaction Document are complete and accurate in all material respects. Neither this Agreement (including the schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not false or misleading, in view of the circumstances in which they were made. To the knowledge of the Sellers, there is no fact that has not been disclosed to the Purchaser that has or could reasonably be expected to have a material adverse effect.

4.23	Knowledge. For the purpose of this Section 4.23 (Representations and Warranties of the Sellers) reference to the Sellers’ knowledge means the actual knowledge of the Key Persons of a particular fact, circumstance, event or other matter in question after reasonable inquiry.

4.24	Material Non-Public Information. Sellers acknowledges that they may be in possession of information about Purchaser and its securities, which may include material non-public information. Sellers acknowledge that it has not requested Purchaser to disclose any material or potentially material non-public information relating to Purchaser or its securities, and Purchaser has not done so. Sellers agree that Purchaser shall not be obligated to disclose any material non-public information it may have, or have any liability with respect to such non-disclosure. Sellers hereby waive any claim, or potential claim, they have or may have against Purchaser relating to or arising out of any failure of Purchaser or any of its Affiliates to disclose material non-public information in connection with the Transaction.

4.25	Each Seller is acquiring the Equity Consideration for his or her own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Consideration in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller agrees that the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Each Seller is able to bear the economic risk of holding the Equity Consideration for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.

4.26	Each Seller (except the Key Persons) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and each Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Each Seller is not a U.S. Person as defined in Regulation S. If a Seller is not a U.S. Person, such Seller (i) acknowledges that the certificate(s) representing or evidencing the Equity Consideration contains a customary restrictive legend restricting the offer, sale or transfer of any Equity Consideration except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by such Seller of Equity Consideration shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the Equity Consideration was made to such Seller outside of the United States, and such Seller was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase Equity Consideration in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) is purchasing the Equity Consideration for its own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Equity Consideration specified on signature pages hereto opposite his name and has not pre-arranged any sale with a Seller in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, such Seller (i) agrees not to engage in hedging transactions with regard to the Equity Consideration unless in compliance with the Securities Act; and (ii) understands that the statutory basis for the exemption claimed for the sale of the Equity Consideration would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

4.27	Each Seller has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to each Seller’s rights, benefits, and obligations under this Agreement and the tax and other economic consequences to such Seller of the receipt or ownership of the Equity Consideration, including the tax consequences under applicable laws and the possible effects of changes in such applicable laws. Each Seller is not relying on Purchaser or any of its affiliates or any of Purchaser’s employees, agents, representatives or advisors with respect to the legal, tax, economic and related considerations of an investment in the Equity Consideration.

4.28	Each Seller understands and agrees that the investment in the Equity Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Equity Consideration or the future profitability or success of Purchaser, the Company and their respective affiliates.

4.29	Each Seller acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Company’s filings with the Securities and Exchange Commission and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Equity Consideration and the merits and risks of investing in the Equity Consideration; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.30	Each Seller consents to the placement of a legend on any certificate or other document evidencing the Equity Consideration that such securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. Each Seller is aware that the Purchaser will make a notation in its appropriate records with respect to the restrictions on the transferability of such Equity Consideration. The legend to be placed on each certificate shall be in form substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers, and acknowledges that the Sellers are entering into this Agreement in reliance thereon, as follows:

5.1	Authorization. It has the full power and authority to execute this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and the execution of the Agreement and the Transaction Documents to which it is a party has been authorized by all necessary corporate actions, where required, on its part. This Agreement constitutes a valid and binding obligation of the Purchaser and is enforceable against it in accordance with its respective terms, all except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2	Purchase Entirely for Own Account. The Sold Shares to be purchased hereunder by the Purchaser will be acquired for investment for such Purchaser’s own account.

5.3	Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s Business with the Company’s management. The foregoing, however, does not limit, modify or qualify the representations and warranties of the Sellers in Section 4 (Representations and Warranties of the Sellers), or the right of the Purchaser to rely thereon.

6.	INDEMNIFICATION

6.1	Survival. Each representation and warranty in Section 4 (Representations and Warranties of the Sellers) hereof is deemed to be made on the date of this Agreement and the Closing Date— (if consummated) and shall survive and remain in full force and effect for a period of twenty four (24) months following the Closing Date, other than the Fundamental Representations that shall survive and remain in full force and effect until the end of the applicable statute of limitations (each a “Claims Period”), provided that if, at any time prior to the expiry of the Claims Period, any Indemnified Party delivers to Sellers a written notice pursuant to Section 6.12 asserting a claim for recovery under this Section 6, then the claim asserted in such notice shall survive the expiry of the Claims Period until such time as such claim is fully and finally resolved.

“Fundamental Representations” means the representations and warranties set forth in sections 4.1 (Organization) 4.2 (Authorization: Approvals) 4.2.2 (Share Capital), 4.13 (Intellectual Property and Other Intangible Assets) and 4.15 (Taxes).

6.2	Purchaser Representations. Each representation and warranty in Section 5 (Representations and Warranties of the Purchaser) hereof is deemed to be made on the date of this Agreement and the Closing Date (if consummated) and shall survive and remain in full force and effect until the first anniversary of the Closing, provided that if, at any time prior to the expiry of such period, any of the Sellers delivers to the Purchaser a written notice asserting a claim under this Section 6, then the claim asserted in such notice shall survive the first anniversary of the Closing until the claim notice is fully and finally resolved.

6.3	Intentional Misrepresentations and Breaches; Fraud. Notwithstanding anything to the contrary, the limitations set forth in Section 6.1, 6.7 and 6.8 shall not apply in the case of claims arising out of or based upon (i) intentional misrepresentation, breach of any covenant or fraud, or (ii) inaccuracy, breach or misrepresentation of any Representation set out in Section 4.5 (Title of Sold Shares; Share Capital), which claims shall not be subject to expiration.

6.4	Representations Not Limited. The representations, warranties, covenants and obligations of Sellers and Purchaser, and the rights and remedies that may be exercised according to this Agreement, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parties claiming the indemnification or any of their representatives.

6.5	Indemnification. In the event of any inaccuracy, breach or misrepresentation of any covenant, obligation, warranty or representation in this Agreement or the Transaction Documents made by the Sellers, the Sellers shall, severally and not jointly (de forma mancomunada y no solidariamente), and on a pro rata basis based on their Holding Percentage, indemnify and hold harmless the Purchaser or the Company, as the case may be (each, an “Indemnified Party”), from any and all losses and liabilities (daño emergente) (including costs and fees of lawyers, court representatives, notaries, auditors, accountants, experts or other professionals incurred regarding such breach of the representations of the Sellers, but excluding any lost profits, opportunity costs, consequential losses, and moral or reputational damages) (collectively a “Loss” or the “Losses”) sustained or incurred by the Indemnified Party as a result of, or in connection with, or arising from such inaccuracy, breach or misrepresentation.

6.6	In the event of any inaccuracy, breach or misrepresentation of any covenant, obligation, warranty or representation in this Agreement or the Transaction Documents made by the Purchaser, the Purchaser shall indemnify and hold harmless the Seller from any Loss sustained or incurred by the Seller as a result of, or in connection with, or arising from such inaccuracy, breach or misrepresentation, subject to Section 6.2 above. Purchaser’s total liability hereunder shall be capped at 100% of the addition of (i) the actual value of the Equity Consideration as of the Closing Date (less a DLOM of 25% during the applicable Restricted Period defined in the Lockup Agreement); and (ii) the Cash Consideration actually received by the Sellers.

6.7	Sellers´ liability limitations.

The Sellers shall not be liable:

6.7.1	for Losses arisen from assets and liabilities that are duly reflected and expressly provided for in the Financial Statements;

6.7.2	for Losses derived from facts, matters, events or circumstances to the extent expressly qualified or excluded in the Disclosure Schedule, with reference to the exact representation or warranty to which it applies;

6.7.3	for Losses which had not happened or materialized if it wasn´t solely and exclusively attributable to legislative changes or changes in case law which occurred after the Closing Date; or

6.7.4	for any Losses which are expressly covered by an insurance policy and actually recovered by the Company from the insurance company or from any third party, in which case these recovered amounts will be deducted from the amount to be paid to the Purchaser as an indemnity for those Losses.

The Sellers shall have no obligation to indemnify the Purchaser for any Loss unless such particular Loss exceeds the amount of USD 1,500 (“De Minimis”). For the avoidance of doubt, series of Losses having the same origin or nature shall be deemed as an individual Loss for the purposes of this paragraph and, therefore, as a Loss, even if each or some of the individual Losses belonging to the series do not exceed the aforementioned amount.

Additionally, the Sellers shall have no obligation to indemnify the Purchaser until the aggregate amount of the Losses also exceed the amount of USD 50,000 (“Basket Amount”). In such a case, the Sellers must indemnify the Purchaser for all the Losses that has been occasioned from the first dollar, and not only for the amount by which it exceeds the Basket Amount.

6.8	Seller’s total liability for indemnification under this Agreement, after giving effect to the limitations provided for in Sections 6.1 and 6.7, shall be limited to 100% of the addition of (i) the actual value of the Equity Consideration as of the Closing Date (less a DLOM of 25% during the applicable Restricted Period defined in the Lockup Agreement); and (ii) the Cash Consideration actually received by the Sellers.

The limitations set forth in Section 6.8 shall not apply (i) in the case of the matters referred to in Section 6.3; and (ii) in connection with a claim for any breach of Sections 6.15 (Waiver and Release), 9.1 (Confidentiality) and/or 9.3 (Non-Competition).

6.9	Sole remedy. Except as set forth otherwise in this Section 6, the Parties expressly agree that Section 6 contain all the remedies that Purchaser may enforce against Sellers and, therefore, the whole compensation regime for any Loss regarding the sale and purchase contemplated in this Agreement. Accordingly, Purchaser expressly renounces in the broadest terms allowed in law, to exercise any action to claim (acción de reclamación) against Sellers different from those set out in Sections 5 and 6 that, without such renounce, might be entitled to exercise under applicable law.

6.10	Purchaser agrees that it may not recover twice the same Losses against any Seller. In particular, Purchaser may not attempt to recover any Losses from any Seller where such Losses were already recovered from him, as a Company’s director, after Closing by the Company. And inversely, Purchaser shall procure that Company may not attempt to recover any Losses from any Company’s director were such Losses were already recovered from such director, as a Seller, after Closing by the Purchaser.

6.11	Notice. Promptly after an Indemnified Party becomes aware of an event that is indemnifiable under this section, including where such event results from a third party claim against the Indemnified Party (“Third Party Claim”), the Indemnified Party shall notify the Sellers, setting forth in reasonable details the reasons and amount of the Loss. Failure to give the Sellers such prompt notice (“Claims Notice”) shall not relieve the Sellers of any of their obligations hereunder, except to the extent that the Sellers are materially prejudiced by such failure.

Upon receipt of such Claims Notice, the Sellers shall be entitled to give comments to the Claims Notice, and the Parties shall make best efforts to try and settle their dispute within a period of 30 days of the receipt of such Claims Notice (the “Negotiation Period”). In the event of failure to reach such agreement, within ten (10) business days after the Negotiation Period the Sellers shall notify the Purchaser: (i) whether they deny that Loss may eventually result from the Claims Notice; or (ii) whether they agree that Loss may eventually result from the Claims Notice. If the Sellers have not notified the Purchaser of their response within such period, they shall be deemed to reject that the Claims Notice may eventually result in a Loss.

For the avoidance of doubt, Purchaser shall be entitled to set-off any Loss Finally Determined arisen from any Performance Cash Payment due to the Sellers. With regard to Losses which are not Finally Determined yet, the Purchaser shall also be entitled to withhold payment of any Performance Cash Payment. No interest shall accrue on withholding any Performance Cash Payments during the Negotiation Period.

In the event that upon expiry of the Negotiation Period, the Parties failed to agree on the amount of Loss to be actually deducted from the Performance Cash Payments, the Purchaser shall be entitled to retain any Loss out of any entitlement to payment under any Performance Cash Payment, provided that if it is Finally Determined the absence of any Loss or the Loss Finally Determined is lower than the retained amounts, Purchaser shall be obliged to pay Sellers the incorrectly retained amounts increased by the interest rate set out in Section 10, as of the expiry of the Negotiation Period. Notwithstanding the foregoing, in the event that the Losses Finally Determined exceed the amounts withheld by the Purchaser, the Sellers shall pay to the Purchaser a simple non-compounding interest rate of 2% per annum over such excess.

6.12	Third Party Claims. The Sellers shall inform the Purchaser whether they wish to manage the defense of the Third Party Claim or not, within 10 days of the receipt of the Claims Notice from Purchaser. If the Sellers decline in writing to manage the defense of the Third Party’s Claim, the Purchaser may exercise the defense as it deems most appropriate, including judicial or extrajudicial settlement, settlement or opposition. In such a case, Sellers shall have the right to be informed from time to time of the progress of the relevant Third Party Claim. For the avoidance of doubt, Seller’s approval in advance of any settlement agreement shall not be required.

6.12.1	If the Sellers elect to manage the defense of the Third Party Claim, they shall do so at their costs and expenses, with a legal counsel reasonably satisfactory to Purchaser, and (i) the Purchaser shall make available to the Sellers any documents and materials in his/her possession or control that may reasonably be necessary to the defense thereof; (ii) the Sellers shall keep the Purchaser informed with respect to the Third Party Claim; (iii) the Sellers shall not settle such Third Party Claim without the consent of the Purchaser, which shall not be unreasonably withheld or delayed; and (iv) the Purchaser shall be entitled to retain one joint legal counsel to participate (at its own cost and expense) in the defense of such Third Party Claim (i.e. to receive copies of documentation relating thereto, to attend meetings and hearings (as a silent and non-participating observer) with the counterparty to such claim).

6.12.2	If the Sellers do not elect to manage the defense of the Third Party Claim or if they do not inform the Purchaser of such election within 10 days of the receipt of the Claims Notice from Purchaser, the Purchaser may proceed with the defense of such Third Party Claim.

6.12.3	Notwithstanding the foregoing, any settlement or compromise of a Third Party Claim that (i) does not include an unconditional release of the Indemnified Party from all liability arising out of such action or claim, or (ii) includes the admission of guilt or culpability on the part of the Indemnified Party, or (iii) which exceeds the Indemnified Party’s liability hereunder may be rejected by the Indemnified Party in its sole and absolute discretion. However, If the Purchaser does not consent in writing to a settlement agreement with the third party reached by the Sellers (other than for the reasons set forth in (i) of the preceding sentence) and the final indemnification amount to the Third Party is higher than the amount agreed between Sellers and the third party, then Sellers will not have to compensate the Purchaser for the difference between the indemnification amount agreed by the Sellers with the third party and the final indemnification amount determined by the court.

6.13	Notwithstanding the foregoing, in the event that the Sellers accept that the Third Party Claim may eventually result in a Loss, the Sellers may alternatively instruct the Purchaser to accept the Third Party Claim, and the Sellers shall be liable for the full amount of the Loss.

6.14	The representations, warranties, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Indemnified Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser, the Indemnified Party or their representatives, except as indicated in Section 7.7.1.

6.15	This section 6 (Indemnification) does not restrict an Indemnified Parties’ right to seek specific performance or other injunctive relief with respect to any provision of this Agreement.

7.	WAIVER AND RELEASE

7.1	Effective as of the Closing, each of the Sellers unconditionally, absolutely and irrevocably fully waives, releases and forever discharges the Company, and each of its past, current and future directors, officers, employees, representatives, affiliates, shareholders, controlling persons, (including their respective successors, heirs and assignees) (“Releasees”) from any and all disputes, claims, actions, demands, proceedings, contracts, damages, costs, expenses obligations, payments, debts and liabilities of any nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Seller now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing (including, any rights to dividends, distributions, repayment of loans, indemnification or reimbursement from the Company), whether pursuant to its incorporation documents, bylaws or any other charter documents, contract, law (including under any Employment Laws) or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, and notwithstanding the foregoing, nothing contained herein shall operate to release any obligation of the Purchaser arising under this Agreement or the Transaction Documents.

8.	TERMINATION

8.1	This Agreement may be terminated at any time prior to the Closing:

8.1.1	by mutual written agreement of the Sellers and the Purchaser;

8.1.2	by the Purchaser and/or the Sellers, if the Closing has not been consummated on or before the Long Stop Date;

8.2	Upon termination of this Agreement, no Party (or any of its directors, officers, employees, shareholders or affiliates) shall have any liability or obligation to any other Party (or their directors, officers, employees, shareholders or affiliates) by virtue of, arising out of or otherwise in connection with this Agreement or any other Transaction Document (including the termination thereof); save that none of the Sellers or the Purchaser shall be relieved of any liability or obligation arising from or in connection with any fraud or intentional or willful breach of this Agreement.

9.	AFFIRMATIVE COVENANTS

9.1	Confidentiality. Parties undertake not to make public (by way of an announcement or by press release or in any other manner) the identity of the Purchaser, the Transaction, this Agreement (including the existence), the Transaction Documents or the terms hereof and thereof until the earlier of (i) the Closing Date and (ii) 12 October 2022, without the other Parties´ prior written consent. However, the Purchaser and the Sellers shall be entitled on or after Closing at any time, to issue any press release or make any public statement regarding the Transaction, provided each Party shall reasonably coordinate in advance such press release or public statement with the other Party (having due regard to Purchaser’s being a public company) . Each Seller shall at all times after the Effective Date maintain in strict confidence and shall not disclose any of the Company Intellectual Property or other confidential or proprietary information relating to the Company (whether of a technical, business, financial or other nature) which is not then in the public domain. The provisions of the mutual non-disclosure agreement dated 21 July 2022 between the Company and the Purchaser (the “NDA”) shall be incorporated herein by reference and shall apply to the Sellers. In view of the fact that Purchaser is a public company traded on the Tel-Aviv Stock Exchange and/or on the NASDAQ, the execution of the Transaction Documents and discussions relating thereto may be deemed to constitute inside information within its definition in the Israeli Securities Law, 5728-1968 and regulations promulgated thereunder and/or material non-public information under the United States securities laws (collectively the “Securities Law”). Sellers, Company and their representatives who are informed as to the subject matter of this Agreement shall not trade in the securities of Purchaser or otherwise carry out any act or omission that may constitute use of ‘inside information’ or material non-public information in violation of the relevant Securities Law.

9.2	Reasonable Efforts. During the Interim Period, the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents, including making all filings and obtaining all consents, if any, required to be filed or obtained by such Party, in a timely manner.

9.3	Non-Competition. As of the Closing Date and for 2 years thereafter, each Seller hereby undertakes not to, directly or indirectly, either alone or jointly with any other person or in any capacity whatsoever:

9.3.1	solicit, induce or persuade (or attempt to do the same) any supplier, customer, affiliate and/or partner of the Company or its subsidiaries to terminate, alter or otherwise reduce the scope of its business relationship with the Company and/or any affiliate;

9.3.2	carry on, operate, manage, be engaged or economically interested in, (whether as a shareholder, director, officer, employee, consultant or otherwise) a business competing with the Business, as currently conducted or as expected to be conducted.

9.3.3	solicit, induce or persuade (or attempt to do the same) any senior employee, director, executive, or consultant of the Company or its subsidiaries to leave the employ of, and/or terminate its engagement with, the Company or any of its affiliates;

9.3.4	solicit for employment, hire or engage as an independent contractor, any employee or independent contractor of the Company or of any of its affiliates;

The above restrictions shall not prohibit any Seller from holding up to 5% of the outstanding issued share capital of a competing company listed on any recognized stock exchange, solely as a passive financial shareholder.

The Parties acknowledge and agree that the restrictions contained in this section 9.3 (Non-Competition) are no greater than is reasonably necessary for the protection of the interests of the Purchaser, the Company and its subsidiaries.

9.4	No Negotiation. During the Interim Period, neither the Company nor the Sellers shall, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or contract, with any party, with respect to the sale of the Sold Shares or any securities of the Company, or any other transaction the results of which may impede or contradict the transactions contemplated herein or result in breach of any of the representations, warranties, or covenants of the Sellers or the Company set out herein.

9.5	Conduct of Business. During the Interim Period, the Sellers shall procure that the Company shall, act in the ordinary course of business, consistent with past practices, and shall use reasonable efforts to keep available the services of its current directors, officers, senior management and employees and to maintain its relations and goodwill with all landlords, creditors, suppliers, customers and employees. The Company shall not (and the Sellers shall procure that the Company shall not) without the prior written consent of the Purchaser and unless they are necessary to meet the Closing Conditions or the Closing Deliverables, carry out any of the following:

9.5.1	issue or sell any shares, stock, options or other securities or seek, negotiate or agree to any investment, whether direct or indirect, in the equity of the Company;

9.5.2	effect any recapitalization, reclassification, share split, reverse share split, combination or like change in the capitalization of the Company;

9.5.3	amend or restate the organizational documents of the Company;

9.5.4	enter into any merger, consolidation, share exchange, reorganization or similar transaction;

9.5.5	incur any capital expenditure, other than in the ordinary course of business, in an amount in excess of US$ 10,000;

9.5.6	dispose of or agree to dispose of (or grant any option in respect of) any part of the assets of the Company (including any Company Intellectual Property), except for the sale of the Company’s products or services in the ordinary course of business consistent with past practice, or create any Lien on any part of the assets of the Company;

9.5.7	enter into any financing agreement;

9.5.8	assume or incur any liabilities or indebtedness except in the ordinary course of business consistent with past practice and existing overdraft facilities at the Company’s bank;

9.5.9	enter into or be a party to any transaction with any shareholder, affiliate or interested party;

9.5.10	not enter into any contract or agreement that restricts the conduct of the business, including undertakings with respect to exclusivity, commitment to minimum purchase levels and non-competition;

9.5.11	enter into any agreement or take any action that is reasonably likely to cause any of the representations and warranties of the Sellers under this Agreement not to be true and correct in all material respects as of the Closing without change;

9.5.12	grant or agree to grant any lease or third party right in respect of any properties, make any loan or enter into any leasing or other agreement or arrangements or payment on deferred terms;

9.5.13	commence a lawsuit other than: (i) for the routine collection of bills; or (ii) in such cases where the Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of its business;

9.5.14	declare, accrue, make or pay any dividend or other distribution, or repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of the Company;

9.5.15	accelerate the vesting of any capital stock or securities convertible into capital stock of the Company;

9.5.16	pay any special bonus or special remuneration to any shareholder, director, officer, employee or consultant of the Company, unless it is in accordance with its applicable service or employment agreement, or increase the salaries, wages or benefits (including equity-based compensation) of its shareholders, directors, officer, employees or consultants;

9.5.17	hire or make an offer to hire any new employee, enter into any new, or amend any existing, employment, severance or consulting agreement, or promote or change the title of any of its employees;

9.5.18	make any tax election inconsistent with past practice, enter into, terminate or amend any rulings, compromises or other agreements with a tax authority, make or change any tax election, change a method of tax accounting, settle or compromise any tax liability, or amend any tax returns;

9.5.19	cancel, terminate or materially modify any insurance policy providing coverage for events, occurrences or accidents occurring prior to the Closing Date; or

9.5.20	agree or undertake to do any of the above

9.6	Conduct of Business during the Reviewed Periods. After Closing, each of the Purchaser and the Company shall continue to conduct its business based on the existing clients and territories, leads and prospects of each entity. Each entity shall make best efforts to avoid knowingly soliciting any clients of the other entity, as existing prior to Closing. Purchaser and Company (with the approval of the Key Persons) shall establish after Closing a mechanism to determine mutually and in good faith each of Purchaser and Company’s reserved clients, prospects and territories, and Purchaser’s assistance to development and growth of Company’s activities. Purchaser shall make reasonable efforts to refer potential business opportunities to Company in order to assist the Company’s reaching the Target Revenues for each of the Reviewed Periods.

10.	INTEREST

10.1	If either the Purchaser or any of the Sellers defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the relevant party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at a simple non-compounding interest rate of 4% per annum (except in the case set out in Section 6.11).

11.	MISCELLANEOUS

11.1	Costs. Each of the Sellers (on the one hand) and the Purchaser (on the other hand) shall be responsible for its own costs and expenses in connection with the transactions contemplated herein.

11.2	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the Transaction, the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.3	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Purchaser and the Sellers, with the exception of an assignment or transfer from the Sellers or the Purchaser to any entity Controlling, Controlled by or under common Control therewith.

“Control” means the ability to direct, or cause the direction of, the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise, including through the beneficial ownership of more than 50% of the ownership interests or voting rights or the right to appoint the majority of the directors (or the equivalent thereof) therein.

11.4	Entire Agreement; Amendment. This Agreement and the schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled, including the Term Sheet dated 8 September 2022. Any term of this Agreement may be amended only with the written consent of the Purchaser and Sellers.

11.5	Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

if to the Purchaser :

My Size Inc.4 Hayarden Street, POB 1026,

Airport City, Israel, 701000

Attn: Ronen Luzon; Or Kles

E-mail: Ronen@mysizeid.com; or@mysizeid.com

with copies of all notices (which copies shall not constitute notice) to:

Barnea, Jaffa, Lande & Co., Law Offices,

Harakevet 58, Tel Aviv, Israel, 6777016

Attn: Samuel Henri Samuel, Adv.

E-mail: ssamuel@barlaw.co.il

if to the Sellers:

Borja Cembrero Saralegui

[***]

E-mail: borja@naiz.fit

Aritz Torre García

[***]

E-mail: aritz@naiz.fit

Whitehole, S.L.

Plaza Euskadi 5, 20-2, 48009 Bilbao (Spain)

Attn: Galo Álvarez

E-mail: galo.alvarez@whitehole.es; juan.maortua@whitehole.es

Twinbel, S.L.

Bilbao (Bizkaia), calle Ibáñez de Bilbao 3, 6º-3

Attn: Jon Garavilla

E-mail: jgaravilla@gmail.com

EGI Acceleration, S.L.

Barcelona, calle Consell de Cent 472 bis, entreplanta 2

Attn: Ronan Gildas Bardet

E-mail: rbardet@egi-group.com; glezcano@egi-group.com

Any notice sent in accordance with this section 11.5 shall be effective (i) if mailed, 5 business days after mailing; (ii) if by air courier 2 business days after delivery to the courier service; (iii) if sent by messenger, upon delivery; and (iv) if sent via email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

11.6	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

11.7	Interpretation. The word “includes” and “including” and their syntactical variants means “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions.

11.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be amended to the maximum extent required to render it valid, legal and enforceable (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

11.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

11.10	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the laws of Spain without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the courts sitting in Spain.

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[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first herein above set forth.

PURCHASER: My Size Inc.

By:	/s/ Ronen Luzon
Title:	Chief Executive Officer

SELLERS:

/s/ Borja Cembrero Saralegui

/s/ Aritz Torre García

Whitehole, S.L.

By:	/s/ Galo Álvarez Goicoechea
Title:	Attorney

Twinbel, S.L.

By:	/s/ Juan Garavilla Legarra
Title:	Sole Director

EGI Acceleration, S.L.

By:	/s/ Borja Cembrero Saralegui
Title:	Attorney